STOCK REPURCHASE AGREEMENT

This Share Repurchase Agreement (this “Agreement”) is made as of February 24, 2016 (“Effective Date”), by and between Intellicheck Mobilisa, Inc., a Delaware corporation (the “Company”), and Nelson Ludlow and Bonnie Ludlow (each a “Seller”, and together, “Sellers”).

WHEREAS, Sellers hold as joint tenants, 979,114 shares of the common stock of the Company (the “Shares”); and

WHEREAS, the Company and Sellers have agreed, upon the terms and conditions contained in this Agreement, that the Company will repurchase from Sellers all of the Shares as of the Effective Date (the “Repurchase”).

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Repurchase. Effective as of the Effective Date, the Company hereby agrees to repurchase from Sellers, and Sellers hereby agree to sell and transfer to the Company, subject to the terms and conditions of this Agreement, all right, title, and interest in and to the Shares (the “Repurchased Shares”), at a price of $1.12 per share, for an aggregate price of $1,096,607.68, representing all of the Shares owned by Sellers. Payment of the $1,096,607.68 shall be made to the Sellers simultaneously with Seller’s delivery of the Shares.

2. Closing. The closing of the Repurchase will take place at the offices of K&L Gates LLP, 925 Fourth Avenue, Suite 2900, Seattle, Washington 98102 on the date three business days from the date hereof, or at such other time and place as the parties hereto mutually agree.

3. Material Non-Public Information. Sellers and the Company specifically acknowledge that, as of the date hereof, the Company may be in possession of material non-public information regarding the Company (“Material Non-Public Information”) and that Sellers have not received any Material Non-Public Information, if any exists, prior to the Effective Date, nor will they prior to the closing. Sellers further acknowledge that any Material Non-Public Information once publically released by the Company will have no effect on the enforceability or deemed fairness of this Agreement. Sellers agree and covenant in all respects to not bring any claim or lawsuit against the Company for any undisclosed Material Non-Public Information or any other matter relating to this Agreement once the transactions contemplated by this Agreement are closed. In addition, Sellers agree to release the Company for any and all claims arising out of or related to any Material Non-Public Information or other matter pursuant to Section 5 of this Agreement.

4. Representations and Warranties of Sellers.

(a) Ownership. Sellers hereby, jointly and severally, represent and warrant that Sellers are the record and beneficial owners of the Repurchased Shares free and clear of any claim, lien, security interest, or other encumbrance.

(b) Experience and Evaluation. By reason of Sellers’ business or financial experience or the business or financial experience of Sellers’ professional advisers who are unaffiliated with the Company and who are not compensated by the Company, Sellers have the capacity to protect Sellers’ own interests in connection with the sale of the Repurchased Shares to the Company. Sellers are capable of evaluating the potential risks and benefits of the sale of the Repurchased Shares pursuant to this Agreement.

(c) Access to Information. Except for the information described in Section 3 of this Agreement, Sellers have received all of the information that Sellers consider necessary or appropriate for deciding whether to sell the Repurchased Shares hereunder and perform the other transactions contemplated by this Agreement. Sellers further acknowledge that they have had an opportunity to consult with such advisors as Sellers have deemed necessary, and have either sought such guidance or counsel or determined after reviewing the terms of this Agreement and the Repurchase that they do not desire to do so.

(d) No Future Participation. Sellers acknowledge that Sellers will have no future participation in any Company gains, losses, profits, or distributions with respect to the Repurchased Shares. If the Repurchased Shares increase in value by any means, Sellers acknowledge that Sellers are voluntarily forfeiting any opportunity to share in any such increase in value from the Repurchased Shares.

(e) Tax Matters. Sellers have had an opportunity to consult with Sellers’ tax advisers and review the federal, state, local, and foreign tax consequences of the Repurchase and the transactions contemplated by this Agreement. Sellers are relying solely on such advisers and not on any statements or representations of the Company, or any of its officers, employees, or agents in entering into this Agreement. Sellers understand that Sellers, and not the Company, will be responsible for Sellers’ tax liability and any related interest and penalties that may arise as a result of the sale of the Repurchased Shares or the transactions contemplated by this Agreement.

(f) Amendment and Termination of Lease Agreement. In connection with this transaction, as a condition to the closing of this Agreement, Eagle Coast, LLC, which is wholly-owned by Sellers and the Landlord as described in the Lease Agreement, dated August 1, 2007, between Mobilisa, Inc., the Company’s subsidiary, and Eagle Coast, LLC (the “Lease Agreement”), has entered into an amendment signed by both Mobilisa, Inc. and Eagle Coast LLC (the “Amendment”) to terminate the Lease Agreement and provide for a limited lease of certain space effective as of March 31, 2016, and such Amendment shall be in full force and effect as of the closing.

5. Release.

(a) Release of Claims. Sellers, on behalf of themselves and their respective affiliates, successors, and assigns, hereby irrevocably and unconditionally fully waive and release the Company, its officers, directors, agents, employees, representatives, spouses, attorneys, predecessors, successors, assigns, and affiliates (the “Released Parties”) from any and all claims, obligations, liabilities, and causes of action, known or unknown, related to Seller’s sale of the Repurchased Shares pursuant to this Agreement that exist as of the Effective Date or arose during or relate to any period of time prior to the Effective Date, including, without limitation, any claim related to or arising out of any Material Non-Public Information as described in Section 3 of this Agreement. For purposes of clarification, this release of claims excludes any claims that may arise out of the Amendment, which Amendment contains a separate waiver and release of rights at Section 5 therein.

(b) Breach of Release. Sellers hereby acknowledge and agree that if either one of them breaches, or threatens to breach, any provisions of this Section 5, the Released Party will suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy. Accordingly, Sellers hereby agree that, in addition to all other remedies the Company may have under this Agreement, at law, or in equity, the Released Party will be entitled to seek injunctive relief, specific performance, or any other form of equitable relief to remedy any such breach or threatened breach. In addition to any relief available under this Agreement, in any litigation or similar proceeding arising under this Section 5 or Section 3 of this Agreement, the Released Party will be entitled to recovery court costs and reasonable attorneys’ fees in addition to all other available recovery and relief.

6. Press Releases. No press release or other public announcement will be circulated or otherwise made available by either party or their affiliates related to the subject matter of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld and may be delivered by electronic mail.

7. Miscellaneous.

(a) Entire Agreement; Amendment. This Agreement constitutes the complete agreement and understanding among the parties regarding the subject matter hereof. This Agreement may only be modified or amended by written agreement of the parties hereto.

(b) Joint and Several Liability. The obligations and liabilities of each Seller under this Agreement are joint and several. Any married person signing this Agreement as a Seller agrees that recourse may be had against community property assets and against his or her separate property for the satisfaction of any claim related to or arising out of this Agreement.

(c) Governing Law. The law of the state of Washington will govern all questions concerning the construction, validity, interpretation, and enforceability of this Agreement and the performance of the obligations imposed by this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Washington.

(d) Jurisdiction. The parties irrevocably and unconditionally agree to submit any legal action or proceeding related to this Agreement to the courts of the state of Washington located in King County or any federal court located in the Western District of Washington and, in any such action or proceeding, consent to the jurisdiction of such courts and waive all objections as to venue.

(e) Headings. The headings in this Agreement are inserted for convenience only and will not affect the interpretations of this Agreement.

(f) Severability. If any provision of this Agreement or the application thereof to any person or circumstance will be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and the application thereof will not be affected and will be enforceable to the fullest extent permitted by law.

(g) Assignment. No party may assign or delegate its rights or obligations under this Agreement.

(h) Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which together constitute the same agreement. This Agreement may be delivered by facsimile, PDF or electronic mail.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

SELLERS:

By:	/s/ Nelson Ludlow
Name:	Nelson Ludlow

By:	/s/ Bonnie Ludlow
Name:	Bonnie Ludlow

COMPANY:

Intellicheck mobilisa, inc.

By:	/s/ Bill White
Name:	Bill White
Title:	Chief Financial Officer